Exhibit 10.1

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of July 29, 2010, is entered into by LNR Property Corporation (“Issuer”). Riley Holdco Corp. (“Holdco”) and iStar Marlin LLC (“iStar”).

RECITALS

WHEREAS, iStar wishes to purchase from Holdco 240 shares of common stock, par value $0.10 per share, of Issuer held by Holdco (such common stock, the “Common Stock”) at the Closing on the terms and conditions set forth herein;

WHEREAS, iStar wishes to purchase, and Issuer wishes to issue, 2,398 shares of Common Stock (the Common Stock to be acquired pursuant to this Agreement, the “Newly Issued Common Stock”) at the Closing on the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement: (i) each of Aozora Investments LLC (“Aozora”). VNO LNR Holdco LLC (“VNO”), CBR I LLC (“Cerberus”) and Opps VIIb LProp, L.P. (“Oaktree”; Cerberus, Aozora, VNO, iStar and Oaktree, each a “Lead Investor” and, collectively, the “Lead Investors”) are entering into equity purchase agreements, each dated as of the date hereof, with Holdco and Issuer (such equity purchase agreements, collectively, the “Other Equity Purchase Agreements”), an execution version of each of which has been provided to iStar simultaneously with the execution of this Agreement; (ii) each of the Lead Investors, the other holders of the outstanding Senior Notes due 2015 issued by Holdco (such Senior Notes, the “Holdco Notes”; such other holders, the “Seller Noteholders”), Holdco and LNR Property Holdings Ltd. (“LNR Parent”) are entering into a Debt Purchase Agreement, dated as of the date hereof (the “DPA”); (iii) a Limited Liability Company Agreement has been negotiated among the Lead Investors and Issuer (the “LLC Agreement”), which LLC Agreement would have effect from and after any determination by the Board of Directors of Issuer to cause Issuer to convert to a limited liability company (and after receipt of requisite consent from the Lead Investors) (a “Conversion”), which LLC Agreement, among other things, provides for certain rights of the Lead Investors in respect of fair value options of LNR Partners, LLC; (iv) each of the Lead Investors is entering into a Flow of Funds Agreement, dated as of the date hereof, with Issuer and the other signatories thereto (the “Flow of Funds Agreement”); and (v) each of the Lead Investors is entering into a governance agreement with Issuer, dated as of the date hereof, requiring that, from and after the Closing until such time (if any) that a Conversion is authorized and approved as referenced in clause (iii) above, the terms of the LLC Agreement shall be applied to the Issuer and the applicable rights of the Lead Investors therein shall be applied to the Lead Investors, mutatis mutandis, adjusted solely as necessary to give effect to the organizational form of the Issuer during such period as a Delaware corporation.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of iStar, Holdco and Issuer hereby agrees as follows:

1. Definitions. For the purposes of this Agreement, the following terms shall have the following respective meanings:

“Additional Holdco Notes” means those Holdco Notes contemplated to be sold by the Seller Noteholders to the Lead Investors (based on the applicable Lead Investor’s Pro Rata Share) pursuant to and in accordance with the DPA.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Consolidated SPV Subsidiary” means a Person as to which each of the following conditions has been satisfied: (a) it holds as its primary assets collateralized debt obligations, bank loans, mortgage loans, high yield securities, commercial mortgage-backed securities or similar sccuritized debt or other obligations (and ancillary assets and liabilities incidental to such holdings); (b) it issues or has issued debt, securities or other interests that entitle the holders thereof to receive payments that depend primarily on cash flow from, or proceeds upon the sale of, the assets described in clause (a); (c) such Person is, or holds an interest in a Person that is, a special purpose entity established for the limited purpose of holding the assets described in clause (a) and issuing the debt, securities and other obligations described in clause (b); and (d) LNR Parent or one or more of its respective consolidated subsidiaries maintains an interest in such Person, whether by holding securities issued by such Person, managing the assets of such Person, advising such Person or otherwise, such that such Person constitutes a consolidated subsidiary of LNR Parent pursuant to GAAP.

“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis both as to classification of items and amounts.

“Governmental Authority” means any arbiter or any federal, state, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any State thereof or the District of Columbia or a foreign entity or government.

‘‘Guarantors” means DSHI Acquisition Corporation, Diesel Holdco Ltd. and each other Credit Party (as defined in the Note Purchase Agreement), other than Holdco, and their respective successors and permitted assigns.

“Historical Financial Statements” means (a) the draft audited consolidated financial statements of LNR Parent and its consolidated subsidiaries as of and for the fiscal year ended November 30, 2009, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal year and (b) the draft unaudited consolidated financial statements of LNR Parent and its consolidated subsidiaries (excluding Consolidated SPV Subsidiaries other than Madison Square Company LLC) as of and for the fiscal quarters ended February 28, 2010, and May 31, 2010, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal quarters, in each case, a copy of which is attached hereto as Exhibit A and Exhibit B, respectively.

“Law” means any federal, state, local, foreign or supranational law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Lien” means, with respect to any Person, any security interest, mortgage, pledge, hypothecation, lien, claim, charge, prior claim, encumbrance, assignment, regulatory right, trust, conditional sale or title retention agreement, lessor’s interest under a Capital Lease or analogous instrument, in, of or on such Person’s property (whether held on the date hereof or hereafter acquired), or any signed or filed financing statement which names such Person as the debtor, or the execution of any security agreement or the like authorizing any other Person as the secured party thereunder to file such a financing statement.

“Note Documents” means, collectively, the Note Purchase Agreement, Holdco Notes and all other agreements, guarantees and instruments executed and delivered pursuant to or in connection therewith, as any of the foregoing may from time to time be amended, modified or supplemented in accordance with its terms.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of February 3, 2005, as amended from time to time, by and among Holdco, LNR Parent and the other parties thereto.

“Organizational Documents” means, as to any Person, its certificate or articles of incorporation or by-laws, its partnership agreement, its certificate of formation and operating agreement and/or other organizational or governing documents of such Person.

“Permitted Lien” means any Lien permitted under the terms of the Note Purchase Agreement.

“Person” means and includes an individual, a partnership, a joint venture, an association, a limited liability company, a corporation, a trust, a syndicate, an unincorporated organization and any Governmental Authority.

“Securities Act” means as of any date the Securities Act of 1933, as amended, or any similar federal Statute then in effect, and a reference to a particular section thereof shall include a reference to the comparable section, if any, of any such similar federal Statute.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which at least a majority of the outstanding voting stock is at the time directly or indirectly owned or controlled by such Person or by one or more of any entities directly or indirectly owned or controlled by such Person. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise, and not merely a veto right in any decision or a right to vote on matters in the nature of “major decisions.”

“Statute” means any statute, ordinance, code, treaty, directive, Law (civil or criminal), rule or regulation of any Governmental Authority.

“Transferred Rights” means, with respect to any Holdco Notes owned by iStar, all right, title and interest in, to and under such Holdco Notes, and under each of the Note Purchase Agreement and the other Note Documents in respect of such Holdco Notes and in the obligations of Holdco and Guarantors thereunder, including, without limitation (a) all amounts (including, without limitation, any payment-in-kind interest, fees or other amounts paid or payable in kind in connection with such Holdco Notes pursuant to the Note Documents) payable to iStar under the Note Documents, and all obligations owed to iStar in connection with such Holdco Notes (including, without limitation, obligations in respect of the guarantee of each Guarantor contained in the Note Purchase Agreement), (b) all claims (including “claims” as defined in Bankruptcy Code §101(5)), suits, causes of action under the Note Purchase Agreement and the other Note Documents, and (c) all other rights of iStar, whether known or unknown, against Holdco or any Credit Party, or any of their respective affiliates, agents, representatives, contractors, advisors, or any other Person that in any way is based upon, arises out of or is related to any of the foregoing.

2. Purchase of Common Stock from Holdco.

(a) At the Closing, and upon the terms and subject to the conditions set forth in this Agreement, Holdco agrees to sell to iStar, and iStar agrees to purchase from Holdco, 240 shares of Common Stock held by Holdco (the “Secondary Common Stock”) in exchange for (i) the $100,000,000 aggregate principal amount of Holdco Notes owned by iStar as of the date hereof (the “iStar Holdco Notes”) (and the related Transferred Rights), and (ii) iStar’s Pro Rata Share (as defined in the DPA) of the Additional Holdco Notes (and the related Transferred Rights), which, in each case, shall be transferred to Holdco free and clear of any Liens.

(b) iStar hereby irrevocably consents to the amendment of any provision of the Note Documents necessary to give effect to the transactions contemplated by this Agreement.

3. Purchase and Issuance of Common Stock from Issuer. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Issuer agrees to issue and sell to iStar, and iStar agrees to purchase from Issuer, the Newly Issued Common Stock in exchange for (i) $94,337,486 in cash (the “Cash Purchase Price”), and (ii) the Secondary Common Stock which, in the case of clause (ii), shall be transferred to Issuer free and clear of any Liens.

4. The Closing.

(a) The date (the “Closing Date”) and time of the consummation of the transactions contemplated by this Agreement (the “Closing”) shall be 10:30 a.m., New York City time, on July 28, 2010, subject to the satisfaction or waiver of the applicable conditions set forth in this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or, o the extent such conditions arc not satisfied or waived by such date, on the second business day after such conditions have been satisfied (or waived) or such other date and time as is mutually agreed to by iStar, Holdco and Issuer. The Closing shall occur at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022.

(b) At the Closing:

(i) iStar shall deliver or cause to be delivered to Holdco the (x) iStar Holdco Notes duly and validly endorsed for transfer and assignment, and (y) iStar’s Pro Rata Share of the Additional Holdco Notes;

(ii) Holdco shall deliver to iStar the Secondary Common Stock duly and validly endorsed for transfer and assignment;

(iii) iStar shall pay or deliver (as applicable) or cause to be paid or delivered (as applicable) to Issuer (x) the Cash Purchase Price by wire transfer of immediately available funds, and (y) the Secondary Common Stock duly and validly endorsed for transfer and assignment;

(iv) Issuer shall deliver to iStar a certificate representing the Newly Issued Common Stock and record in its register of stockholders the issuance of such Newly Issued Common Stock and ownership thereof by iStar;

(v) Issuer shall use the Cash Purchase Price, together with the cash purchase price required to be paid pursuant to each Other Equity Purchase Agreement with the Lead Investors and a portion of cash on hand, to pay concurrently with the consummation of the transactions contemplated by this Agreement $474,038,995.41 in respect of Loans outstanding under the Credit and Guaranty Agreement, dated as of July 12, 2006, as amended from time to time (the “Senior Credit Facility”), by and among LNR, LNR Parent, Deutsche Bank AG, New York Branch, as administrative agent and collateral agent and the other parties thereto (the “Senior Loan Repayment”), of which (A) $426,680,137.29 (representing the total amortization payment due at the Closing net of the amount owed to LNR Delta Opco Ltd.) (the “Net Senior Loan Repayment”) shall be paid to Deutsche Bank AG, New York Branch, as Administrative Agent and (B) the remainder shall be deemed to have been paid to LNR Delta Opco Ltd. in respect of its pro rata interest in the Senior Loan Repayment;

(vi) Each of iStar, Holdco and Issuer shall deliver such other certificates, instruments and/or documents reasonably requested by the other necessary to consummate the transactions contemplated by this Agreement; and

(vii) Holdco shall deliver to the Issuer a fully-executed designation, in the form annexed as Exhibit C hereto, designating the Subsidiary of the Issuer listed on such Exhibit as a substitute agent for all taxable years and for all matters related to tax of the consolidated group of which Holdco is the common parent, pursuant to Treasury Regulation section 1.1502-77(d) and section 7 of Revenue Procedure 2002-43, which designation may be filed by Issuer or such Subsidiary with the Internal Revenue Service in the Issuer’s sole discretion at any time.

(c) On, before, and after Closing, as and to the extent requested by the Issuer, Holdco shall designate (and shall cooperate with the Issuer in designating) one of the Subsidiaries of the Issuer, acceptable to the Issuer, as a substitute agent (or equivalent) for all taxable years and for all matters related to tax of any consolidated or combined group of which Holdco has heretofore been a member or common parent, all in accordance with the requirements of any state, local, or foreign law similar in effect to Treasury Regulation section 1.1502-77(d). If the appropriate tax authorities fail to approve any substitute agent designated pursuant to Section 4(b)(vii) or this Section 4(c), Holdco shall designate (and shall cooperate with the Issuer in designating) other Subsidiaries of the Issuer acceptable to the Issuer until a substitute agent is accepted by the appropriate tax authorities.

5. Representations and Warranties of iStar. iStar hereby represents and warrants to each of Holdco and Issuer as of the date hereof and as of the Closing Date (except with respect to a representation or warranty set forth below that addresses matters as of a particular date, which representations and warranties shall be made only as of such date) as follows:

(a) Organization; Authorization; Enforcement; Validity. iStar is duly organized, validly existing and in good standing (or the equivalent) under the Laws of its jurisdiction of organization. iStar has the requisite power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by iStar and the consummation by iStar of the transactions contemplated hereby have been duly authorized by iStar. This Agreement has been duly executed and delivered by iStar and is the legally valid and binding obligation of iStar, enforceable against iStar in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles affecting enforceability.

(b) No Conflicts. The execution, delivery and performance by iStar of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (i) violate (x) any provision of any Law applicable to iStar, (y) any of the organizational documents of iStar, or (z) any order, judgment or decree of any court or other Governmental Authority binding on iStar, except in the case of clauses (x) and (z) to the extent such violation could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the authority or ability of iStar to perform its obligations hereunder, including the payment or delivery, as applicable, of the Cash Purchase Price, iStar Holdco Notes, iStar’s Pro Rata Share of the Additional Holdco Notes and the Secondary Common Stock at the Closing (an “iStar Material Adverse Effect”); (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of iStar, except to the extent such conflict, breach or default could not reasonably be expected to have, individually or in the aggregate, an iStar Material Adverse Effect; (iii) result in or require the creation or imposition of any material Lien upon any of the material properties of iStar or (iv) require any approval of equityholders, members or partners or any approval or consent of any Person under any Contractual Obligation of iStar except for such approvals or consents (x) that will be obtained on or before the Closing or (y) the failure of which to obtain could not reasonably be expected to have, individually or in the aggregate, an iStar Material Adverse Effect.

(c) Adverse Proceedings. There is no action, suit, proceeding, hearing or governmental investigation or arbitration, in each case whether administrative, judicial or otherwise (each, an “Adverse Proceeding”), by or before any Governmental Authority, that is pending or, to the knowledge of iStar, threatened against or involving iStar or any assets of iStar that could reasonably be expected to have, individually or in the aggregate, an iStar Material Adverse Effect. There is no Adverse Proceeding, by or before any Governmental Authority, that is pending or, to the knowledge of iStar, threatened against iStar that seeks to enjoin, or otherwise prevent the consummation of, any of the transactions contemplated herein or to recover any damages or obtain any relief as a result of any of the transactions contemplated herein. iStar is not (i) in violation of any applicable Laws that could reasonably be expected to have, individually or in the aggregate, an iStar Material Adverse Effect, or (ii) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or Governmental Authority, that could reasonably be expected to have, individually or in the aggregate, an iStar Material Adverse Effect.

(d) Title to the Secondary Common Stock. iStar Holdco Note and Additional Holdco Notes. At the Closing, iStar will transfer the Secondary Common Stock to Issuer (i) with such title as iStar shall have received from Holdco at the Closing and (ii) free and clear of all Liens attributable to iStar. iStar has good, legal and marketable title to the iStar Holdco Notes (and the related Transferred Rights), free and clear of all Liens. At the Closing, iStar will transfer to Issuer its Pro Rata Share of the Additional Holdco Notes (and the related Transferred Rights) (i) with such title as iStar shall have received from the Seller Noteholders pursuant to the DPA and (ii) free and clear of all Liens attributable to iStar. Prior to Closing, iStar has not, directly or indirectly, assigned, conveyed or transferred to any Person any rights (including any claims, suits and causes of action) pertaining to the Secondary Common Stock, iStar Holdco Notes (or any of the related Transferred Rights), its Pro Rata Share of the Additional Holdco Notes (or any of the related Transferred Rights) or otherwise granted to (with or without notice or lapse of time) any Person any rights in respect of the Secondary Common Stock, iStar Holdco Notes (or any of the related Transferred Rights) or its Pro Rata Share of the Additional Holdco Notes (or any of the related Transferred Rights).

(e) Nature of Acquisition of Common Stock.

(i) Except as otherwise expressly contemplated by this Agreement, iStar is acquiring all Common Stock hereunder for its own account and not with a view to or for resale in connection with any distribution of such iStar Common Stock in violation of the Securities Act. iStar acknowledges and understands that the Common Stock to be acquired pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state and are issued by reason of specific exemptions from registration under the provisions thereof which depend in part upon the investment intent of iStar and upon the other representations made by iStar in this Agreement. iStar (a) has knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement, (b) has been given full access to the records of Issuer and has had an opportunity to ask questions and receive answers from Issuer regarding the transactions contemplated hereby and the business, assets, results of operations or financial condition of Issuer and its Subsidiaries as it has deemed necessary and appropriate to conduct its due diligence investigation with respect to the Common Stock, and Issuer has not refused any reasonable request made by iStar to provide such information, (c) is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act and will be at the time of the consummation of the transactions contemplated by this Agreement, (d) has not relied on any Person in connection with its investigation of the accuracy or sufficiency of such information or its investment decision, (e) fully understands the nature, scope and duration of the limitations applicable to the Common Stock and (f) is able to bear the risk of the investment in the Common Stock for an indefinite period of time.

(ii) In connection with the due diligence investigation of Issuer by iStar. iStar has received and may continue to receive from Issuer certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Issuer and its business and operations. iStar hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which iStar is familiar, that iStar is taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that iStar will have no claim against Issuer, any of its Subsidiaries or any of its other affiliates, or any of their respective equityholders, directors, officers, employees, affiliates, advisors, agents or representatives, with respect thereto. Accordingly, iStar hereby acknowledges that none of Issuer, any of its Subsidiaries or any of their affiliates, nor any of their respective equityholders, directors, officers, employees, affiliates, advisors, agents or representatives, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans). Notwithstanding anything to the contrary in this paragraph, iStar acknowledges and agrees that (i) Issuer and its affiliates currently may have or may come into possession of, certain non-public information or financial projections (“Excluded Information”) with respect to Issuer and its affiliates that is not known to iStar and that may be material to a decision to enter into this Agreement, and that may have been or may be provided to certain other participants in connection with the transactions contemplated by this Agreement, (ii) iStar has determined to execute and deliver this Agreement and agree to perform its obligations hereunder notwithstanding the foregoing and (iii) iStar shall not assert or claim, directly or indirectly, that failing to receive the Excluded Information in any manner impairs the validity or enforceability of this Agreement or the obligations of iStar hereunder or otherwise shall result in any liability of Issuer, any of its Subsidiaries or any of their affiliates, nor any of their respective equityholders, directors, officers, employees, affiliates, advisors, agents or representatives with respect thereto.

(f) No Other Representations or Warranties. Except for the representations and warranties of Issuer and Holdco expressly set forth in this Agreement, iStar hereby acknowledges that none of Issuer, Holdco or any of their respective affiliates, directors, officers, employees, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the transactions contemplated hereby. Except for the representations and warranties of Issuer and Holdco expressly set forth in this Agreement, none of Holdco, Issuer, any of their respective Subsidiaries or any of their affiliates, nor any of their respective equityholders, directors, officers, employees, affiliates, advisors, agents or representatives, will have or be subject to any liability or indemnification obligation to iStar resulting from the delivery, dissemination or any other distribution to iStar or its equityholders, directors, officers, employees, affiliates or representatives, or the use by iStar or its equityholders, directors, officers, employees, affiliates or representatives of any information, documents or other material provided or made available to iStar or its equityholders, directors, officers, employees, affiliates or representatives, including without limitation in any “data room,” in anticipation or contemplation of any of the transactions contemplated by this Agreement.

6. Representations and Warranties of Issuer. Except as set forth in the corresponding section or subsections of the disclosure letter (the “Disclosure Letter”) delivered to iStar prior to entering into this Agreement (provided, that a matter disclosed with respect to one representation or warranty will also be deemed to be disclosed with respect to each other representation or warranty to which the matter disclosed reasonably relates, to the extent such relationship is reasonably apparent on the face of the disclosure contained in the Disclosure Letter with respect to such matter). Issuer hereby represents and warrants to iStar as of the date hereof and as of the Closing Date (except with respect to a representation or warranty set forth below that addresses matters as of a particular date, which representations and warranties shall be made only as of such date) as follows:

(a) Organization; Authorization; Enforcement; Validity. Issuer and each of its Subsidiaries is duly organized, validly existing and in good standing (or the equivalent) under the Laws of its jurisdiction of organization and is duly qualified to do business in each additional jurisdiction where the failure to so qualify could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the authority or ability of Issuer to perform its obligations hereunder or (ii) the business, properties, assets, liabilities or financial condition of Issuer and its Subsidiaries, taken as a whole (an “Issuer Material Adverse Effect”). Issuer and each of its Subsidiaries has all requisite organizational powers to own its properties and to carry on its business as now being conducted and as proposed to be conducted, other than such powers the absence of which has not had and could not reasonably be expected to have an Issuer Material Adverse Effect. The execution, delivery and performance of this Agreement by Issuer and the consummation by Issuer of the transactions contemplated hereby have been duly authorized by Issuer. This Agreement has been duly executed and delivered by Issuer and is the legally valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors, rights generally or by equitable principles affecting enforceability.

(b) Capital Stock. As of the Closing and assuming the consummation of the transactions contemplated by this Agreement and the Other Equity Purchase Agreements:

(i) The authorized capital stock of Issuer consists solely of 10,000 shares of Common Stock, all of which are issued and outstanding. Such shares of Common Stock were duly authorized, validly issued, fully paid and nonassessable and have been issued hereunder or pursuant to one of the Other Equity Purchase Agreements.

(ii) There are no existing options, warrants, calls, rights, commitments or other agreements by which Issuer is bound, and there is no other membership interest or other capital stock of Issuer outstanding which upon conversion or exchange would require, the issuance by Issuer of any additional membership interests or other capital stock or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other capital stock of Issuer. As of the Closing, there are no existing options, warrants, calls, rights, commitments or other agreements by which any of Issuer’s Subsidiaries are bound, and there are no other membership interests or other capital stock of any of Issuer’s Subsidiaries outstanding which upon conversion or exchange would require, the issuance by any of Issuer’s Subsidiaries of any additional membership interests or other capital stock or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, their respective membership interests or other capital stock. Issuer owns, and, as of the Closing, will own, all outstanding capital stock of each of its Subsidiaries.

(iii) The issuance of all Common Stock contemplated to be acquired by iStar under this Agreement was duly authorized by Issuer and is validly issued and outstanding, fully paid and nonassessable, and free and clear of all Liens, other than transfer restrictions of general applicability as may be provided under the Securities Act and other applicable securities laws. Assuming the accuracy of iStar’s representations and warranties in this Agreement, the issuance by Issuer of the Newly Issued Common Stock is exempt from registration under the Securities Act.

The Common Stock contemplated to be acquired by iStar under this Agreement represents 23.98% of the Common Stock outstanding as of the Closing. Exhibit D hereto sets forth a true and correct capitalization table of Issuer.

(c) No Conflicts. The execution, delivery and performance by Issuer of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (i) violate (x) any provision of any Law or any governmental rule or regulation applicable to Issuer or any Subsidiary thereof, (y) any of the organizational documents of Issuer, or (z) any order, judgment or decree of any court or other Governmental Authority binding on Issuer, except in the case of clauses (x) and (z) to the extent such violation could not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Issuer, except to the extent such conflict, breach or default could not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect; (iii) result in or require the creation or imposition of any material Lien upon any of the material properties of Issuer (other than any Permitted Liens); or (iv) require any approval of equityholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Issuer except for such approvals or consents (x) that will be obtained on or before the Closing or (y) the failure of which to obtain could not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.

(d) Adverse Proceedings. There is no Adverse Proceeding by or before any Governmental Authority that is pending or, to the knowledge of Issuer, threatened against or involving Issuer, any Subsidiary thereof or any of its assets, properties or rights that could reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect. There is no Adverse Proceeding, by or before any Governmental Authority, that is pending or, to the knowledge of Issuer, threatened against Issuer or any Subsidiary that seeks to enjoin, or otherwise prevent the consummation of, any of the transactions contemplated herein or to recover any damages or obtain any relief as a result of any of the transactions contemplated herein. None of Issuer or any Subsidiary thereof is, nor will be after giving effect to the consummation of the transactions contemplated by this Agreement, (i) in violation of any applicable Laws that could reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect, or (ii) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or Governmental Authority, that could reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.

(e) Consents, Etc. No consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or any nongovernmental Person, is required in connection with the execution or delivery by Issuer or any Subsidiary thereof of this Agreement, or the performance by Issuer or any Subsidiary thereof of its obligations hereunder, or as a condition to the legality, validity or enforceability of this Agreement, except for such consents, approvals, authorizations, declarations, registrations or filings (i) as are listed in Section 6(e)(i) of the Disclosure Letter, all of which have been or will on or prior to the Closing Date be obtained and are or will then be in full force and effect or (ii) the failure of which to obtain could not reasonably be expected to have an Issuer Material Adverse Effect.

(f) Broker’s or Finder’s Commissions; Financial Advisory Fees. There are no broker’s or finder’s fee or commission or financial advisory fees payable by Issuer or any Subsidiary thereof with respect to the issuance and sale of the Newly Issued Common Stock, the acquisition by iStar of the Secondary Common Stock or consummation of the transactions contemplated by the Other Equity Purchase Agreements or the DPA or making of the Senior Loan Repayment.

(g) Possession of Franchises, Licenses, Etc. Issuer and its Subsidiaries possess all franchises, certificates, licenses, permits, registrations, security clearances and other authorizations from Governmental Authorities, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of their properties and assets, except the failure of which to possess could not reasonably be expected to have an Issuer Material Adverse Effect.

(h) Use of Proceeds. The proceeds from the sale of Common Stock pursuant to this Agreement and the Other Equity Purchase Agreements will be used by Issuer solely to effect the Senior Loan Repayment.

(i) Historical Financial Statements; Liabilities. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of LNR Parent and its consolidated subsidiaries as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of LNR Parent and its consolidated subsidiaries for each of the periods then ended, subject, in the case of any such unaudited consolidated financial statements, to (i) the absence of consolidation of Consolidated SPV Subsidiaries, other than Madison Square Company LLC, that were required to be consolidated effective December 1, 2009 (for the avoidance of doubt, amounts attributable to the interests held by LNR Parent and its consolidated subsidiaries in these Consolidated SPV Subsidiaries were not excluded), (ii) the absence of footnotes, and (iii) changes resulting from audit and normal year-end adjustments. All liabilities of Issuer or any of its Subsidiaries have been reflected in the most recent Historical Financial Statements or the notes thereto to the extent required by GAAP or otherwise disclosed in a schedule hereto or the Disclosure Letter, or otherwise could not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.

(j) Related Party Transactions. Except as otherwise contemplated in this Agreement, as of the Closing, no holder of equity interests, employee, officer or director of Issuer is directly or indirectly interested in any material contract or transaction with Issuer or any of its Subsidiaries except with respect to any customer or suppliers in the ordinary course of business consistent with past practice.

(k) Status under Certain Laws. None of the Issuer or any Subsidiary thereof is an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended. None of the Issuer or any Subsidiary thereof is subject to regulation as a “common carrier” or “contract carrier” or any similar classification by the Interstate Commerce Commission or under the laws of any state, or is subject to regulation under any other federal, state or local Law which limits its ability to incur indebtedness.

(l) No Other Representations or Warranties. Except for the representations and warranties of iStar expressly set forth in this Agreement. Issuer hereby acknowledges that neither iStar nor any of its affiliates, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the transactions contemplated hereby.

7. Representations and Warranties of Holdco. Except as set forth in the corresponding section or subsections of the Disclosure Letter (provided that a matter disclosed with respect to one representation or warranty will also be deemed to be disclosed with respect to each other representation or warranty to which the matter disclosed reasonably relates, to the extent such relationship is reasonably apparent on the face of the disclosure contained in the Disclosure Letter with respect to such matter), Holdco hereby represents and warrants to iStar as of the date hereof and as of the Closing Date (except with respect to a representation or warranty set forth below that addresses matters as of a particular date, which representations and warranties shall be made only as of such date) as follows:

(a) Organization; Authorization; Enforcement; Validity. Holdco is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and is duly qualified to do business in each additional jurisdiction where the failure to so qualify could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the authority or ability of Holdco to perform its obligations hereunder or (ii) the business, properties, assets, liabilities or financial condition of Holdco and its Subsidiaries, taken as a whole (a “Holdco Material Adverse Effect”). Holdco has all requisite organizational powers to own its properties and to carry on its business as now being conducted and as proposed to be conducted, other than such powers the absence of which has not had and could not reasonably be expected to have a Holdco Material Adverse Effect. The execution, delivery and performance of this Agreement by Holdco and the consummation by Holdco of the transactions contemplated hereby have been duly authorized by Holdco. This Agreement has been duly executed and delivered by Holdco and is the legally valid and binding obligation of Holdco, enforceable against Holdco in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles affecting enforceability.

(b) No Conflicts. The execution, delivery and performance by Holdco of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (i) violate (x) any provision of any Law or any governmental rule or regulation applicable to Holdco or any Subsidiary thereof, (y) any of the organizational documents of Holdco, or (z) any order, judgment or decree of any court or other Governmental Authority binding on Holdco, except in the case of clauses (x) and (z) to the extent such violation could not reasonably be expected to have, individually or in the aggregate, a Holdco Material Adverse Effect; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdco, except to the extent such conflict, breach or default could not reasonably be expected to have, individually or in the aggregate, a Holdco Material Adverse Effect; (iii) result in or require the creation or imposition of any material Lien upon any of the material properties of Holdco (other than any Permitted Liens) or (iv) require any approval of equityholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdco except for such approvals or consents (x) that will be obtained on or before the Closing or (y) the failure of which to obtain could not reasonably be expected to have, individually or in the aggregate, a Holdco Material Adverse Effect.

(c) Adverse Proceedings. There is no Adverse Proceeding by or before any Governmental Authority that is pending or, to the knowledge of Holdco, threatened against or involving Holdco, any Subsidiary thereof or any of its assets, Properties or rights that could reasonably be expected to have, individually or in the aggregate, a Holdco Material Adverse Effect. There is no Adverse Proceeding, by or before any Governmental Authority, that is pending or, to the knowledge of Holdco, threatened against Holdco or any Subsidiary that seeks to enjoin, or otherwise prevent the consummation of, any of the transactions contemplated herein or to recover any damages or obtain any relief as a result of any of the transactions contemplated herein. None of Holdco or any Subsidiary thereof is, nor will be after giving effect to the consummation of the transactions contemplated by this Agreement, (i) in violation of any applicable Laws that could reasonably be expected to have, individually or in the aggregate, a Holdco Material Adverse Effect, or (ii) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or Governmental Authority, that could reasonably be expected to have, individually or in the aggregate, a Holdco Material Adverse Effect.

(d) Consents, Etc. No consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or any nongovernmental Person, is required in connection with the execution or delivery by Holdco or any Subsidiary thereof of this Agreement, or the performance by Holdco or any Subsidiary thereof of its obligations hereunder, or as a condition to the legality, validity or enforceability of this Agreement, except for such consents, approvals, authorizations, declarations, registrations or filings (i) as are listed in Section 7(d)(i) of the Disclosure Letter, all of which have been or will on or prior to the Closing Date be obtained and are or will then be in full force and effect or (ii) the failure of which to obtain could not reasonably be expected to have a Holdco Material Adverse Effect.

(e) Title to the Secondary Common Stock; Outstanding Principal Amount of Holdco Notes. Holdco has good, legal and marketable title to the Secondary Common Stock, free and clear of all Liens. Prior to Closing, Holdco has not, directly or indirectly, assigned, conveyed or transferred to any Person any rights (including any claims, suits and causes of action) pertaining to the Secondary Common Stock or otherwise granted to (with or without notice or lapse of time) any Person any rights in respect of the Secondary Common Stock. As of immediately prior to Closing, the outstanding aggregate principal amount of Holdco Notes was $400,000,000 (plus any interest thereon that has been capitalized).

(f) No Other Representations or Warranties. Except for the representations and warranties of iStar expressly set forth in this Agreement, Holdco hereby acknowledges that neither iStar nor any of its affiliates, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the transactions contemplated hereby.

8. Covenants.

(a) Commercially Reasonable Efforts. Subject to the terms and conditions set forth in this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable, consistent with applicable Law, to consummate the transactions contemplated hereby, including without limitation, making all required regulatory and other filings required by applicable Law as promptly as practicable after the date hereof.

(b) Announcement. The parties agree that no public announcement shall be made by or on behalf of the any of the parties hereto with respect to the transactions contemplated hereby, other than (i) as required by applicable Law or (ii) as otherwise mutually agreed; provided, that nothing herein shall restrict Issuer or any of its affiliates from issuing a public announcement concerning the Proposed Transaction to the extent iStar is not named in such public announcement.

(c) Indemnification. From and after the Closing, Issuer hereby agrees to indemnify and hold harmless iStar and each iStar Affiliate (each an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses (“Indemnified Losses”) to which such Indemnified Party may become subject directly as a result of a third party claim against such Indemnified Party based on the execution, delivery or performance by the Indemnified Party or any of its Affiliates of this Agreement, and Issuer agrees to reimburse each Indemnified Party for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or participating in any such third-party claim (whether or not such Indemnified Party is a party to any action or proceeding in respect of any such third-party claim), but excluding therefrom all Indemnified Losses that result from the gross negligence or willful misconduct of the Indemnified Party or any breach of this Agreement by iStar.

(d) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Issuer; provided, that in the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, non-appealable order that any party hereto has breached this Agreement, then, in addition to any other remedy to which the other parties hereto may be entitled, the party-in-breach shall be liable for the reasonable legal fees and expenses incurred in connection with the enforcement of any party’s rights hereunder arising from such breach.

(e) Further Assurances. From and after the Closing, upon the request of any party hereto, the applicable party shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and to give effect to the termination of the effectiveness of the Note Documents.

(f) Post-Closing Rights Offering. As soon as practicable after the Closing, iStar, in conjunction with the other Lead Investors, will conduct a rights offering to the direct and indirect Class A/A1 shareholders of LNR Parent (other than any affiliated funds and/or managed accounts of Cerberus Capital Management, L.P.) (the “Non-Cerberus Class A Shareholders”) to allow each such Non-Cerberus Class A Shareholder to acquire for cash (subject to execution of an equity purchase agreement with Issuer) such Non-Cerberus Class A Shareholder’s pro rata portion of 8.3% of the outstanding common equity of Issuer (the “Rights Offering”) (which percentage represents the quotient where the numerator is the product of (i) the $100 million aggregate cash purchase price paid by Cerberus pursuant to the Other Equity Purchase Agreement entered into by Cerberus in respect of the Common Stock and the DPA in respect of the Additional Holdco Notes and (ii) the aggregate percentage (41.54%) of Class A Shares owned directly or indirectly by the direct and indirect Class A/A1 shareholders of LNR Parent, and the denominator is the implied equity value for Issuer of $500.5 million (pro forma for the consummation of the Proposed Transactions)). Any common equity subscribed pursuant to such Rights Offering shall be acquired from each of the Lead Investors (i) at the same price per share as paid by iStar pursuant to this Agreement and the other Lead Investors pursuant to the Other Equity Purchase Agreements in connection with the purchase of common equity for cash (or, if the Company shall have converted to an LLC, at a price per unit equal to such price per share divided by the number of units issued per share in that conversion), (ii) on a pro rata basis (based on the amount of common equity of Issuer acquired pursuant to the transactions contemplated by this Agreement and the Other Equity Purchase Agreements) and (iii) pursuant to an equity purchase agreement (an “Offeree EPA”) pursuant to which (x) Issuer shall make, for the benefit of the purchaser and each Lead Investor, representations and warranties that are substantially similar to those made by Issuer under this Agreement and the Other Equity Purchase Agreements, (y) the only representations and warranties to be made by a Lead Investor in the Offeree EPA shall be customary representations and warranties as to due authorization, enforceability, no conflicts, and title to common equity of Issuer being sold by such Lead Investor pursuant to such Offeree EPA being the same title that it received from Issuer and being free and clear of Liens attributable to such Lead Investor and (z) Issuer shall indemnify and hold each Lead Investor harmless from and against any actions, causes of action, suits, claims, counterclaims, demands, damages, costs, fees, expenses, losses or liabilities of every kind and any nature whatsoever arising from the Rights Offering, the purchase of common equity of Issuer pursuant to any of the Offeree EPAs or any breach of any of the representations, warranties or covenants of Issuer in any of the Offeree EPAs.

(g) As soon as practicable after the Closing, Holdco shall provide to the Issuer a copy of the then-current draft of Holdco’s and its Subsidiaries’ United States Federal income tax return for the taxable year ended November 30, 2009 (including all exhibits, schedules and attachments thereto), and no later than 60 days prior to the due date for filing the United States Federal income tax return of Holdco for the taxable year that includes the date of the Closing (the “Closing Return”). Holdco shall provide to the Issuer a copy of such tax return (including all exhibits, schedules and attachments thereto). The Issuer shall provide written notice to Holdco no later than 30 days (and with respect to the tax return for the taxable year ended November 30, 2009, within 7 days) after having been sent a copy of such tax return (the “Review Period”) of (1) its approval thereof, or (2) if the Issuer objects to such tax return, the items of dispute and a reasonably detailed explanation of such dispute. During the Review Period, Holdco shall provide the Issuer with reasonable access to Holdco’s books, records (including any legal opinions and accounting work papers), personnel, advisors, and tax return preparers with respect to all matters related to the tax returns. To the extent there is a dispute with respect to such tax returns, the parties will in good faith attempt to resolve such dispute; provided, that if such dispute cannot be settled within 15 days (and with respect to the tax return for the taxable year ended November 30, 2009, within 5 days) after receipt of the Issuer’s notice of dispute, the disputed items shall be submitted, in the case of the Closing Return, to the National Tax Office of Ernst & Young LLP (but, if Ernst & Young LLP shall then be performing substantial services for either Holdings or its affiliates or the Issuer or its affiliates, to another mutually agreeable, nationally recognized accounting firm), and, in the case of the tax return for the taxable year ended November 30, 2009, to Deloitte Tax LLP, for settlement, which firm shall decide solely which position is more correct with respect to the disputed items (with any matters that may electively be treated either in accordance with Holdco’s position or in accordance with the Issuer’s position being treated in accordance with the Issuer’s position, regardless of whether or not such position requires the filing of a formal election with the tax return), and the decision of such firm shall be binding on the parties. The costs of such accounting firm shall be shared equally between Holdco and the Issuer. The foregoing procedures shall apply as well to all state, local, and foreign tax returns for taxable years 2009 and 2010 that are filed by Holdco and its Subsidiaries, but include, for any period, the Issuer or any of its subsidiaries, and, except as specifically required by law, such returns shall be filed consistently with such Federal income tax returns and shall be amended consistently with any amendment thereto.

9. Conditions to the Obligations of iStar to effect the Closing. The obligations of iStar to consummate the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, provided, that such conditions are for the sole benefit of iStar and may be waived by iStar at any time in its sole discretion by providing Issuer and Holdco with written notice thereof:

(a) the representations and warranties of each of Holdco and Issuer shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time;

(b) each of Holdco and Issuer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Issuer or Holdco, as applicable, at or prior to the Closing Date;

(c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any Governmental Authority having authority over the matters contemplated hereby which prohibits, restrains or enjoins the consummation of any of the transactions contemplated by this Agreement;

(d) prior to Closing, (i) the organizational documents of Issuer shall have been amended as necessary to effect the issuance of Common Stock pursuant to this Agreement and the Other Equity Purchase Agreements, (ii) LNR Parent and Holdco shall have effected, or shall have caused its applicable Subsidiaries to effect, all asset transfers, contributions or other actions to be completed prior to the Closing as provided on Exhibit 1 of the Flow of Funds Agreement and (iii) LNR shall have entered into an amendment to the Senior Credit Facility, in the form attached hereto as Exhibit E, which amendment shall have been approved by the Requisite Lenders (as defined in the Senior Credit Facility);

(e) the acquisition of the Additional Holdco Notes from the Seller Noteholders and the acquisition of Common Stock by each of the other Lead Investors pursuant to the applicable Other Equity Purchase Agreements, in each case, shall be consummated concurrently with the consummation of the transactions contemplated by this Agreement;

(f) all necessary consents, waivers, approvals and authorizations of, and declarations, registrations and filings with, Governmental Authorities and nongovernmental Persons required to be obtained or made by Issuer or Holdco to execute, deliver and perform their respective obligations under this Agreement or the Other Equity Purchase Agreements shall have been obtained or made, as applicable, and, to the extent applicable, shall be in full force and effect, other than those the absence of which would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect or a Holdco Material Adverse Effect, as applicable; and

(g) Holdco has provided iStar with a duly executed certificate of non-foreign status in a form and manner that complies with section 1445 of the Code and the U.S. Treasury Regulations promulgated thereunder.

Notwithstanding anything to the contrary herein, iStar shall not have the right to rely on the failure of any condition set forth in this Section 9 to be satisfied if such failure was primarily caused by iStar’s failure to comply with the applicable terms of this Agreement.

10. Conditions to the Obligations of Holdco and Issuer to effect the Closing. The obligations of each of Issuer and Holdco to consummate the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, provided, that such conditions are for Issuer’s and Holdco’s sole benefit and may be waived by each of Issuer and Holdco, respectively, in respect of itself at any time in its sole discretion by providing iStar with written notice thereof:

(a) the representations and warranties of iStar shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time;

(b) iStar shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by iStar at or prior to the Closing Date; and

(c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by Governmental Authority having authority over the matters contemplated hereby which prohibits, restrains or enjoins the consummation of any of the transactions contemplated by this Agreement.

Notwithstanding anything to the contrary herein, neither Issuer nor Holdco shall have the right to rely on the failure of any condition set forth in this Section 10 to be satisfied if such failure was primarily caused by Issuer’s or Holdco’s, as applicable, failure to comply with the applicable terms of this Agreement.

11. Termination.

(a)                     This Agreement may be terminated at any time prior to the Closing:

(i)                        by mutual written consent of the parties hereto;

(ii)                     by any party hereto (by delivery of written notice to such effect to the other parties) if the Closing shall not have occurred by the Forbearance Period Termination Date (as defined in the Fifth Forbearance Agreement and Amendment, dated as of July 21, 2010, as amended from time to time, by and among LNR, LNR Parent, Deutsche Bank AG, individually as a Lender, and as administrative agent for the Lenders, as the other signatories thereto); or

(iii)                  at the sole option of iStar, at any time prior to the Closing, if (A)(l) a court of competent jurisdiction shall enter a decree or order for relief in respect of LNR Parent or any of its subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state Law or (2) an involuntary case shall be commenced against LNR Parent or any of its subsidiaries under chapter 11 of the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar Law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over LNR Parent or any of its subsidiaries or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of LNR Parent or any of its subsidiaries for all or a substantial part of its property; and, in the case of any such event described in this subclause (2), such event shall continue for 25 days without having been dismissed or discharged, or (B) LNR Parent or any of its subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar Law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such Law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or LNR Parent or any of its subsidiaries shall make any assignment for the benefit of creditors; or the board of directors (or similar governing body) of LNR Parent or any of its subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this clause (B) or in clause (A) above;

provided, that the right to terminate this Agreement pursuant to this Section 11 shall not be available if the failure of the Closing to have been consummated on or before the Forbearance Period Termination Date, was primarily due to the failure of the party seeking to terminate this Agreement to perform any of its material obligations under this Agreement; provided, further, that termination of this Agreement shall not relieve any party from liability for any material and willful breach of this Agreement occurring prior to such termination.

(b) If this Agreement is terminated in accordance with this Section 11, this Agreement shall become null and void and of no further force and effect, except that the terms and provisions of this Section 11 and Sections 8(b), 8(c), 8(d), 12 and 13 shall remain in full force and effect.

12. No Recourse; Release.  Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously herewith, by its acceptance of the benefits of this Agreement, each of Holdco and Issuer covenants, acknowledges and agrees that, except in the case of fraud, no Person other than iStar shall have any obligation hereunder, and that, except in the case of fraud, neither Issuer nor Holdco has any right of recovery against, and no liability shall attach to, be imposed on, or otherwise be incurred by, iStar and or any former, current or future director, officer, employee, agent, controlling person, general or limited partner, manager, member, stockholder, affiliate or assignee of iStar or any former, current or future director, officer, employee, agent, controlling person, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing (each, other than iStar, an “iStar Affiliate”), whether by or through attempted piercing of the corporate (or limited liability company) veil, by or through a claim by or on behalf of Issuer or Holdco against iStar or an iStar Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, in contract, in tort, or otherwise, in connection with, relating to, or resulting from, this Agreement, except to the extent of the Cash Purchase Price but solely with respect to the obligations of iStar (or any affiliate to which iStar has assigned all or a portion of its rights and obligations in accordance with the express terms of this Agreement) under, and to the extent provided in, this Agreement and subject to the terms and conditions hereof. Except in the case of fraud, recourse against iStar under or pursuant lo the terms of this Agreement shall be the sole and exclusive remedy of Issuer and Holdco and all of their respective affiliates against iStar or any iStar Affiliate in respect of any liabilities or obligations arising under, or in connection with, this Agreement. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall Issuer, Holdco or any other Person be entitled to initiate or pursue, or threaten to initiate or pursue, any form of action, claim or proceeding against iStar or any iStar Affiliate under this Agreement, for, or obtain, any amount in respect of any incidental, consequential, punitive, exemplary or special damages or lost profits. Except in the case of fraud, each of Holdco and Issuer hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its affiliates not to institute, any proceeding, or bring any other claim arising under, in connection with, relating to, or resulting from, this Agreement, against iStar or any iStar Affiliate except for claims solely against iStar (or any affiliate to which iStar has assigned all or a portion of its rights and obligations in accordance with the express terms of this Agreement) under, and to the extent provided in, this Agreement and subject to the terms and conditions hereof. By acceptance of this Agreement, except in the case of fraud, each of Holdco and Issuer hereby releases iStar and each iStar Affiliate from and with respect to any claim, known or unknown, now existing or hereafter arising, under this Agreement, other than any claims against iStar (or any affiliate to which iStar has assigned all or a portion of its rights and obligations in accordance with the express terms of this Agreement) under, and to the extent provided in, this Agreement and subject to the terms and conditions hereof.

13. Miscellaneous.

(a) Governing Law; Jurisdiction; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the Laws of any jurisdictions other than the State of New York. By its execution and delivery of this Agreement, each party irrevocably and unconditionally agrees that any legal action, suit or proceeding with respect to any matter arising out of or in connection with this Agreement may be brought in the United States District Court for the Southern District of New York or the courts of the State of New York which are located in the County of New York, and, subject to the following sentence, by execution and delivery of this Agreement, each of the parties irrevocably accepts and submits itself to the exclusive jurisdiction of such courts, generally and unconditionally, with respect to any such action, suit or proceeding. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, TRIAL BY JURY IN ANY ADVERSE PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) Release of Certain Claims. iStar irrevocably agrees that, effective as of the Closing, none of LNR Parent, Holdco, Issuer or any of their respective affiliates, representatives, directors, officers, employees or agents, shall be liable to iStar or any of its affiliates, representatives, directors, officers, employees or agents for any losses, indemnities, claims, damages, demands, liabilities, costs, expenses or other adverse consequences of any kind or any nature whatsoever (including, without limitation, awards, judgments, fines, penalties, charges, amounts paid or to be paid in settlement and reasonable attorney’s fees and expenses) (collectively, “Released Claims”), which iStar now has or hereafter may have, upon or by reason of any matter arising out of, relating to, or concerning in any way whatsoever, the Note Purchase Agreement, the iStar Holdco Notes, iStar’s Pro Rata Share of the Additional Holdco Notes or the other Note Documents. For the avoidance of doubt, the prior sentence shall not impair the rights of iStar or any iStar Affiliate in respect of the Senior Credit Facility. iStar hereby acknowledges that before signing this Agreement it has had adequate opportunity to engage and consult with and review this Agreement with counsel, that this Agreement is entered into freely and voluntarily, and that they have read this Agreement and understand all of its terms, including the release of Released Claims set forth in this Section 13(b).

(c) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

(d) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(e) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability. nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(f) Entire Agreement; Amendments; Waivers. Other than Issuer’s Organizational Documents, this Agreement shall supersede all other prior oral or written agreements among Holdco, Issuer and iStar with respect to the matters discussed herein, and this Agreement, and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein. No provision of this Agreement may be amended other than by an instrument in writing signed by Issuer, Holdco and iStar. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

(g) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to Holdco:

Riley Holdco Corp.
c/o LNR Property Corporation
1601 Washington Avenue, Suite 800
Miami Beach, Florida 33139
Attention: James A. Whitlow, General Counsel
Facsimile: (305) 695-5559

with a copy (for informational purposes only) to:

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Attention:  Lorenzo Borgogni
                  Phillip M. Abelson
Facsimile: (212) 259-6333

If to Issuer:

LNR Property Corporation
1601 Washington Avenue, Suite 800
Miami Beach, Florida 33139
Attention: James A. Whitlow, General Counsel
Facsimile: (305) 695-5559

with a copy (for informational purposes only) to:

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
 New York, New York 10019
Attention:  Lorenzo Borgogni
                  Phillip M. Abelson
Facsimile: (212) 259-6333

If to iStar:

iStar Marlin LLC
c/o iStar Financial Inc.
1114 Avenue of the Americas, 39th Floor
New York, New York 10036
Attn: Chief Executive Officer
Telephone: (212) 930-9400
Facsimile: (212) 930-9494

with a copy (for informational purposes only) to:

iStar Financial Inc.
1114 Avenue of the Americas, 39th Floor
New York, New York 10036
Attn: Nina B. Matis, Esq./Chief Legal Officer and Chief
Investment Officer
         Michelle MacKay, Executive Vice President
Telephone: (212) 930-9406
Facsimile: (212) 930-9492

and to:

iStar Asset Services, Inc.
180 Glastonbury Boulevard, Suite 201
Glastonbury, Connecticut 06033
Attn: President
Telephone: (860) 815-5900
Facsimile: (860) 815-5901

and to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
Attention: Timothy G. Little, Esq.
Reference: 208972-00384
Telephone: (212) 940-8594
Facsimile: (212) 894-5794

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

(h) Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Agreement is void.

(i) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as provided in Sections 8(c), 8(f), 12 and 13(b).

(j) Survival. The representations, warranties, covenants and obligations set forth in this Agreement of the parties shall survive the Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Holdco, Issuer and iStar have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

Holdco:

Riley Holdco Corp.

By:	/s/ James A. Whitlow
Name: James A. Whitlow
Title: Vice President; Secretary

Equity Purchase Agreement

IN WITNESS WHEREOF, each of Holdco, Issuer and iStar have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

Issuer:

LNR Property Corp.

By:	/s/ James A. Whitlow
Name: James A. Whitlow
Title: Vice President; Secretary

Equity Purchase Agreement

IN WITNESS WHEREOF, each of Holdco, Issuer and iStar have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

iStar:

iSTAR MARLIN LLC, a Delaware limited liability company

By:	/s/ Michelle M. MacKay
Name: Michelle M. MacKay
Title: Executive Vice President

Equity Purchase Agreement